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                                                                    EXHIBIT 12.1

                           CROSS TIMBERS OIL COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 (in thousands)


                                                         YEAR ENDED DECEMBER 31,
                                             -----------------------------------------------
                                              1997      1996      1995      1994      1993
                                             -------  --------  ---------  -------  --------

Earnings (loss) available to common stock..  $23,905   $19,790  $(10,538)  $ 3,048  $(4,012)
Income Tax Expense.........................   13,517    10,669    (5,825)    1,730    3,643
Interest and Debt Expense..................   26,747    17,224    12,922     8,289    5,612
Interest Portion of Rentals (a)............    3,044     1,830       637       519      463
Preferred stock dividends..................    1,779       514         -         -        -
                                             -------   -------  --------   -------  -------
Earnings (loss) before Provision for
  Taxes and Fixed Charges..................  $68,992   $50,027  $ (2,804)  $13,586  $ 5,706
                                             =======   =======  ========   =======  =======

Interest and Debt Expense..................  $26,747   $17,224  $ 12,922   $ 8,289  $ 5,612
Interest Portion of Rentals (a)............    3,044     1,830       637       519      463
Preferred stock dividends..................    1,779       514         -         -        -
                                             -------   -------  --------   -------  -------

Total Fixed Charges........................  $31,570   $19,568  $ 13,559   $ 8,808  $ 6,075
                                             =======   =======  ========   =======  =======

Ratio of Earnings to Fixed Charges.........      2.2       2.6      (0.2)(b)   1.5      0.9

Excess of Fixed Charges over Earnings
    (Loss).................................  $    -    $    -   $ 16,363 (b)$   -   $   369
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(a) Calculated as one-third of rentals.
(b) Negative ratio is the result of a $20,280,000 pre-tax, non-cash charge recorded upon adoption of Statement of Financial Accounting Standards No.
    121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of.
    Excluding the effect of this charge, the ratio of earnings to fixed charges is 1.3.